Exhibit 4.1






                   ALCON EXECUTIVE DEFERRED COMPENSATION PLAN







                       EFFECTIVE DATE: October 25, 2002












                                                        SPONSORED BY ALCON, INC.

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                   ALCON EXECUTIVE DEFERRED COMPENSATION PLAN
                                      INDEX

SECTION:

   I.   Name and Purpose.......................................................1

  II.   Effective Date.........................................................1

 III.   Definitions............................................................1

  IV.   Eligibility............................................................6

   V.   Administration of the Plan.............................................6

  VI.   Election to Participate................................................6

 VII.   Plan Accounts..........................................................9

VIII.   Method of Distribution................................................11

  IX.   Change in Distribution Schedule.......................................12

   X.   Offset for Obligations to Company.....................................14

  XI.   Liability of Company..................................................14

 XII.   Rights of a Participant...............................................14

XIII.   Amendment and Termination.............................................14

 XIV.   Determination of Benefits.............................................14

  XV.   Notices...............................................................14

 XVI.   General Provisions....................................................15

XVII.   Unfunded Status of Plan...............................................16

XVIII.  Rights to Benefits....................................................16

APPENDIX A

   I.   Determination of Benefits.............................................1



                                        i


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                   ALCON EXECUTIVE DEFERRED COMPENSATION PLAN

I.   NAME AND PURPOSE

     The name of the plan is the Alcon Executive Deferred Compensation Plan (the "Plan"). Its purpose is to provide certain individuals with the opportunity to defer receipt of compensation and certain stock gains otherwise payable currently and to accumulate earnings thereon on a tax-deferred basis. This program has been adopted in recognition of the valuable service of eligible individuals and the desire to provide them with additional flexibility in their personal financial planning. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

II.  EFFECTIVE DATE

     The plan shall be effective as of October 25, 2002.

III. DEFINITIONS

     A. ACCOUNT means the total balance credited to a Participant's Compensation Deferral Account, Restricted Stock Deferral Account and/or Stock Option Gain Account. The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered "plan assets" for ERISA purposes. The Account merely provides a record of the bookkeeping entries relating to the contingent benefits the Sponsor intends to provide the Participant and shall thus reflect a mere unsecured promise to pay amounts in the future.

     B. BENEFICIARY means any person or persons so designated in accordance with the provisions of SECTION IX.

     C.   BOARD OF DIRECTORS means the board of directors of Alcon, Inc.

     D.   CHANGE OF CONTROL of the Company means

          (1) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act") (other than one or more Excluded Persons) becomes the owner of 25% or more of the Common Stock of the Sponsor, or, with respect to Holdings or the Participant's Employer, 33% or more of the Common Stock or 33% or more of the Common Stock of the general partner in any Employer that is a limited partnership; or

          (2) individuals, who, as of the Effective Date, constitute the Board of Directors of Sponsor, Holdings, the Participant's Employer, or (in the case of an Employer


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          that is a limited partnership) the general partner of Participant's
          Employer (the "Continuing Directors") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the shareholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

          (3) a reorganization, merger, consolidation or similar transaction which results in the voting securities of the Sponsor, Holdings, the Participant's Employer (or, in the case of an Employer that is a limited partnership, the general partner of such Employer) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 51% of the combined voting power of the voting securities of the Sponsor, Holdings, the Participant's Employer, or the general partner of such Employer, or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

          (4) a liquidation or dissolution of the Participant's Employer or sale of an operating division or substantially all of the assets of the Participant's Employer. In addition, for purposes of this definition the following terms have the meanings set forth below:

               (a) "Common Stock" means, in the case of a corporation, the then outstanding Common Stock plus, for purposes of determining the stock ownership of any Person, the number of shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of Sponsor, Holdings, or an Operating Subsidiary, as applicable, expressly so determines in any future transaction or transactions.



               (b) "Holdings" means Alcon Holdings, Inc., a corporation organized in Delaware.

               (c) "Operating Subsidiary" means Alcon Manufacturing Ltd., a Texas limited partnership, Alcon Laboratories, Inc., a Delaware corporation,


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               Alcon Research Ltd., a Texas limited partnership, Falcon
               Pharmaceuticals, Ltd., a Texas limited partnership, Alcon Pharmaceuticals, Inc., a Delaware corporation, RefractiveHorizons, LP, a Texas limited partnership, Summit Autonomous, Inc., a Massachusetts corporation, or any other subsidiary of Holdings.

               (d) The Participant's "Employer" refers to the Operating Subsidiary for whom the Participant performs services as a common law employee.

               (e) "Excluded Persons" shall mean Nestle SA, the Sponsor, Holdings, an Operating Subsidiary, or an affiliate of any of the foregoing, or any employee benefit plan (or related trust) sponsored by any of them.

               (f) A Person will be deemed to be the "owner" of any Common Stock of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

     E. CODE means the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.

     F. COMMITTEE means the Chief Executive Officer and Chief Financial Officer of Alcon Laboratories, Inc. or any other persons appointed by the Board of Directors to administer the Plan and to perform the functions set forth herein.

     G.   COMPANY means the Sponsor and each Participating Employer.

     H. COMPENSATION means (i) base salary earned by a Participant on a periodic basis throughout the Plan Year and subsequent to the effective date of the Compensation Deferral Election, (ii) bonuses and other incentive compensation paid to a Participant during a Plan Year and subsequent to the effective date of the Compensation Deferral Election; and (iii) income from Phantom Stock.

     I. COMPENSATION DEFERRAL ACCOUNT means the sum of (i) the amounts deferred by a Participant under all of his Compensation Deferral Elections, (ii) the total amount of Discretionary Contributions; and
          (iii) additional amounts credited/debited to the Participant's Compensation Deferral Account as a result of the Participant's selection of Investment Alternatives in accordance with SECTION VII, less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan from the Participant's Compensation Deferral Accounts, including any applicable penalties imposed pursuant to SECTION IX E.

     J. COMPENSATION DEFERRAL ELECTION means an irrevocable election made by an Eligible Individual to defer the receipt of Compensation for a given Plan Year. The Compensation Deferral Election shall be documented on the Compensation


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         Deferral Election Form provided by the Committee.

     K. DEFERRAL ELECTION means a Compensation Deferral Election, Restricted Stock Deferral Election, or Stock Option Deferral Election as defined under this SECTION III.

     L. DISCRETIONARY CONTRIBUTION means the amount contributed by the Company to a Participant's Compensation Deferral Account pursuant to SECTION VI of the Plan.

     M. DISTRIBUTION EVENT means the date or dates designated in advance by the Participant, in his or her Deferral Election Forms, upon which payment of the Participant's Compensation Deferral Accounts, Restricted Stock Deferral Account and/or Stock Option Gain Account shall be deemed triggered for subsequent distribution, pursuant to
          SECTION VIII.

     N. ELIGIBLE INDIVIDUAL means each employee of the Company selected for participation in this Plan pursuant to SECTION IV of the Plan.

     O. ELIGIBLE STOCK OPTION means one or more stock option(s) exercisable under a plan or arrangement of the Company.

     P. FAIR MARKET VALUE means the average of the high and low sale prices of a share of Stock on a national securities exchange on any day (if Stock was not traded on such day, the most recent preceding trading day). If Stock is not traded on a national securities exchange, the Fair Market Value shall be determined by the Committee.

     Q. INVESTMENT ALTERNATIVES means those Investment Alternatives chosen from time to time by the Committee, as described in SECTION VII, and reflected on the Deferral Election Forms provided on an annual basis by the Company to the Participants. Such Investment Alternatives will allow individual Participants to hypothetically invest the balance of his or her Compensation Deferral Accounts during each Plan Year, among Investment Alternatives selected by the Participant, and shall determine the rate of appreciation (or depreciation) attributable to the balance of such Participant's Compensation Deferral Accounts for that Plan Year.

     R. PARTICIPANT means an employee who is both eligible to participate in the Plan under the terms of SECTION IV and has elected to participate in the Plan.

     S. PARTICIPATING EMPLOYER means Alcon Laboratories, Inc., Alcon Research, Ltd., Alcon Manufacturing, Ltd. and Falcon Pharmaceuticals, Ltd. or any other corporation or business organization which adopts the Plan, with the consent of Sponsor.

     T. PLAN YEAR means the twelve (12) month period ending on the December 31st of each year during which the Plan is in effect, provided that the first Plan Year shall commence on the Effective Date and end on December 31, 2002.


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     U.   PHANTOM STOCK means shares granted under the terms of the Phantom
          Stock Plan of Alcon Laboratories, Inc., its Selected Affiliates, Subsidiaries, and Related Corporations.

     V. QUALIFYING GAIN shall mean the incremental value inuring to a Participant upon the exercise of an Eligible Stock Option, using the Stock-for-Stock payment method, during any Plan Year. Such incremental value shall be deliverable to the Participant's Stock Option Gain Account in the form of shares of Stock and shall be computed as follows: (i) the total fair market value of the shares of Stock held/acquired as a result of the exercise of an Eligible Stock Option using the Stock-for-Stock payment method, minus (ii) the total exercise price. For example, assume a Participant elects to exercise an Eligible Stock Option to purchase 1,000 shares of stock at an exercise price of $20 per share (i.e., a total exercise price of $20,000), when the Stock has a current fair market value of $25 per share (i.e., a total current fair market value of $25,000) and elects to defer one hundred (100) percent of the Qualifying Gain (i.e. $5,000). Using the Stock-for-Stock payment method, the Participant would deliver 800 shares of Stock (worth $20,000 at exercise) plus a Qualifying Gain, in the form of an unfunded and unsecured promise by the Company for 200 additional shares of Stock in the future (worth $5,000 at exercise). The number of additional shares of Stock deliverable to the Participant in the future as a result of the Qualifying Gain shall be fixed and determined as of the date of the exercise of the Eligible Stock Option, using the closing price of the Stock as of the end of the business day closest to the date of such exercise.

     W. RESTRICTED STOCK means Stock granted to an employee of the Company subject to a substantial risk of forfeiture until a date on which certain service-based requirements or non-competition provisions are satisfied.

     X. RESTRICTED STOCK DEFERRAL ACCOUNT means the aggregate value, measured on any given date, of the sum of: (i) the number of shares of Restricted Stock credited to the Participant's Restricted Stock Deferral Account, less (ii) the number of shares of Restricted Stock previously distributed, to the Participant (or his or her Beneficiary) pursuant to this Plan from the Participant's Restricted Stock Deferral Account, including any applicable penalties imposed pursuant to
          SECTION IX E.

     Y. RESTRICTED STOCK DEFERRAL AMOUNT means the amount of Restricted Stock deferred in accordance with SECTION VI of this Plan.

     Z. RESTRICTED STOCK DEFERRAL ELECTION means an irrevocable election made by an Eligible Individual to defer receipt of compensation in the amount of nonvested Restricted Stock for a given Plan Year pursuant to the requirements and terms of SECTION VI hereof.

     AA.  SPONSOR means Alcon, Inc. and its successors and assigns.


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     BB.  Stock means Alcon, Inc. common stock.

     CC. STOCK OPTION GAIN ACCOUNT means the aggregate value, measured on any given date, of: (i) the number of shares of Stock deferred by a Participant as a result of all Stock Option Gain Deferral Elections, less (ii) the number of shares of Stock previously distributed to the Participant (or his or her Beneficiary) pursuant to this Plan from the Participant's Stock Option Gain Account, including any applicable penalties imposed pursuant to SECTION IX E.

     DD. STOCK OPTION GAIN AMOUNT means, for any Eligible Stock Option, the portion of Qualifying Gains deferred in accordance with SECTION VI of this Plan.

     EE. STOCK OPTION GAIN DEFERRAL ELECTION means an irrevocable election made by an Eligible Individual to defer the receipt of a stock Option Gain Amount for a given Plan Year. The Stock Option Gain Deferral Election shall be documented by the Participant on the Stock Option Gain Deferral Election Form provided by the Committee.

     FF.  TRUST means the grantor trust established pursuant to the Plan.

     GG. TRUSTEE means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

IV.  ELIGIBILITY

     An employee of the Company shall be eligible to participate in the Plan if the employee is approved to participate in the Plan by the Committee. An employee shall become a Participant under the Plan upon the timely filing of a Deferral Election Form, as described in SECTION VI.

V.   ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Committee which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall have the sole discretion to interpret the provisions of the Plan.

VI.      ELECTION TO PARTICIPATE

     A.   COMPENSATION DEFERRAL

          (1) PARTICIPATION - An Eligible Individual becomes a Participant in the Plan by filing a timely, irrevocable Compensation Deferral Election Form with the Committee. An Eligible Individual who has made a Compensation Deferral Election for any Plan Year and who continues to have a balance in his or her Compensation Deferral Account is a Participant. The Compensation Deferral Election shall be effective only for the single Plan Year to which it specifically relates. A new Compensation Deferral Election Form must be filed for each new


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          Plan Year. Amounts deferred under a Compensation Deferral Election shall be credited to a Compensation Deferral Account established under the Plan for the Participant.

          (2) COMPENSATION DEFERRAL ELECTION - The Compensation Deferral Election Form shall consist of the Eligible Individual's election to defer Compensation, election of Investment Alternatives and election of the timing and form of distribution of amounts deferred as described in SECTION VIII. An Eligible Individual may elect to defer (subject to any limitations on Compensation imposed by the Committee for the Plan Year), in any combination, all or a part of the Eligible Individual's Compensation. The Eligible Individual shall specify for each Compensation category an amount to be deferred, expressed either as a percentage or a dollar amount. All Compensation Deferral Election Forms must be submitted on a timely basis to the Committee, otherwise the Participant shall be deemed to have not submitted a Compensation Deferral Election Form for the Plan Year to which it relates. Except as provided in SECTION VI A(3) as to newly Eligible Individuals, a Compensation Deferral Election Form shall be deemed timely only if it is submitted to the Committee by June 30th of the Plan Year immediately preceding the Plan Year to which is relates.

          (3) INITIAL COMPENSATION DEFERRAL ELECTION - A newly Eligible Individual may make a compensation Deferral Election within thirty
          (30) days of the date the Eligible Individual receives notification of eligibility to participate in the Plan in order to defer Compensation earned with respect to the current Plan Year.

          (4) DISCRETIONARY CONTRIBUTION - The Committee, in its sole discretion, may from time to time make Discretionary Contributions to a Participant's Compensation Deferral Account.

     B.   RESTRICTED STOCK DEFERRAL

          (1) PARTICIPATION - An Eligible Individual may elect to defer (subject to any limitations imposed by the Committee for the Plan Year), all or a portion of any nonvested Restricted Stock that would otherwise vest at least six (6) months after the date of the Restricted Stock Deferral Election. An Eligible Individual becomes a Participant in Plan by filing a timely, irrevocable Restricted Stock Deferral Election Form with the Committee.

          (2) RESTRICTED STOCK DEFERRAL ELECTION - The Restricted Stock Deferral Election shall be documented by the Participant on the Restricted Stock Deferral Election Form provided by the Committee. The Restricted Stock Deferral Election Form shall specify the number of shares to be deferred and the election of the timing of the distribution of amounts deferred as described in SECTION VIII.

          For an election to defer Restricted Stock to be valid, the following must occur: (i) a separate Restricted Stock Deferral Election Form must be completed and signed by the Participant with respect to the Plan Year, (ii) the Restricted Stock Deferral Election Form must be delivered on a timely basis to the Committee and accepted


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          by the Committee; and (iii) the Participant must relinquish the number of shares of Restricted Stock to the Company on the day the Restricted Stock Deferral Election is filed with the Committee.

          All Restricted Stock Deferral Election Forms must be submitted on a timely basis to the Committee, otherwise the Participant shall be deemed to have not submitted a Restricted Stock Deferral Election Form for the Plan Year to which it relates. A Restricted Stock Deferral Election Form shall be deemed timely only if it is submitted at least six (6) months prior to the date the relevant Restricted Stock would otherwise vest.

     C.   STOCK OPTION GAIN DEFERRAL

          (1) PARTICIPATION - An Eligible Individual may irrevocably elect, prior to exercising an Eligible Stock Option, to participate in the Plan and defer receipt of all or part of a Qualifying Gain (as defined in SECTION III) that would otherwise have been payable to him or her, to a distribution date defined in SECTION VIII. An Eligible Individual becomes a Participant in the Plan by filing a timely, irrevocable Stock Option Gain Deferral Election Form with the Committee.

          (2) STOCK OPTION GAIN DEFERRAL ELECTION - For each Eligible Stock Option, a Participant may elect to defer a minimum of ten (10) percent and a maximum of one hundred (100) percent of the Qualifying Gain related to exercise of the Eligible Stock Option, such deferred amount to be known as his or her Stock Option Gain Amount. A Participant's ability to defer may be further limited by other terms or conditions set forth in the stock option plan or agreement under which such options are granted.

          For an election to defer the Qualifying Gain upon an Eligible Stock Option exercise to be valid, the following must occur: (i) a separate Stock Option Gain Deferral Election Form must be completed and signed by the Participant with respect to the Plan Year, specifying the plan(s) to which the Eligible Stock Option(s) relate, (ii) the Stock Option Gain Deferral Election Form must be delivered on a timely basis to the Committee and accepted by the Committee, (iii) the Eligible Stock Option must be exercised using the Stock-for-Stock payment method; and (iv) the Stock actually or constructively delivered by the Participant to exercise the Eligible Stock Option must have been (a) purchased by the Participant through a means which did not involve the exercise of any stock option or (b) purchased by the Participant as a result of stock option exercise and owned by the Participant during the entire six (6) months prior to its delivery.

          All Stock Option Gain Deferral Election Forms must be submitted on a timely basis to the Committee, otherwise the Participant shall be deemed to have not submitted a Stock Option Gain Deferral Election Form for the Plan Year to which it relates. A Stock Option Gain Deferral Election Form shall be deemed timely only if it is submitted at least six (6) months prior to the date the Participant elects to exercise the Eligible Stock Option.



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VII. PLAN ACCOUNTS

     A.   COMPENSATION DEFERRAL ACCOUNT

          (1) INVESTMENT ALTERNATIVES - The Investment Alternatives available for the Participant's Compensation Deferral Account will be selected by the Committee, in its sole discretion, and specified on the Compensation Deferral Election Form provided to the Participant by the Committee. Such Investment Alternatives will allow individual Participants to hypothetically invest the balance of their Compensation Deferral Accounts during each Plan Year and shall determine the rate of appreciation (or depreciation) which shall be credited on the balance of such Compensation Deferral Account. Allocation among the Investment Alternatives shall be in increments of whole percentages. A Participant shall have no actual ownership rights in any assets of the Company or the Trust as a result of such Participant's selection of Investment Alternatives. Moreover, the Company and/or Trust shall have no obligation to invest actual assets in accordance with the Participant's selection of Investments.

          (2) REALLOCATION AMONG INVESTMENT ALTERNATIVES - A Participant may choose, on the first day of each month, to reallocate the deemed investment of the amounts credited to such Participant's Compensation Deferral Account among the Investment Alternatives in increments of whole percentages. Such reallocation shall be achieved by submitting an Investment Alternative Change Form to the Committee pursuant to the procedures established by the Committee. The Investment Alternative Change Form must be submitted to the Committee no later than the twentieth (20th) day of the month prior to the date the reallocation becomes effective.

          (3) PERIODIC CREDITS OF COMPENSATION DEFERRAL AMOUNTS - The Participant's Compensation Deferral Account shall be credited with the amount of the deferred Compensation on the day such deferred Compensation would have otherwise been paid to the Participant. All periodic credits to a Participant's Compensation Deferral Account with respect to Compensation shall be accounted for based on the Investment Alternatives selected by the Participant on the Compensation Deferral Election Form or Investment Alternative Change Form.

          (4) INCREASE OR DECREASE TO COMPENSATION DEFERRAL ACCOUNTS - A Participant's Compensation Deferral Account will be increased or decreased on the last day of each month, in accordance with the Participant's Investment Alternative election reflected on his or her Compensation Deferral Election Form or Investment Alternative Change Form.

          (5) VESTING IN THE COMPENSATION DEFERRAL ACCOUNT - With the exception of Discretionary Contributions, the Participant shall at all times be one hundred (100) percent vested in his or her Compensation Deferral Account. The Committee shall determine the vesting provisions of any Discretionary Contributions to the Participant's Compensation Deferral Account.


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     B.   RESTRICTED STOCK DEFERRAL ACCOUNT

          (1) RESTRICTED STOCK DEFERRAL AMOUNT - Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, all or a portion of any nonvested Restricted Stock into his or her Restricted Stock Deferral Account. The amount deferred shall be known as the Restricted Stock Deferral Amount. A Participant's Restricted Stock Deferral Account will be credited with the number of shares equal to the Restricted Stock Deferral Amount, plus the number of shares equal to the amount of any accrued dividends on such Restricted Stock divided by the Fair Market Value for the day the Restricted Stock Deferral Election was made. Such amounts will be credited to a Participant's Restricted Stock Deferral Account as soon as administratively feasible following receipt of a Restricted Stock Deferral Election Form. Restricted Stock Deferral Amounts shall be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of shares of Stock, upon a Distribution Event in the future. Such shares of Stock would otherwise have been delivered to the Participant on a specified vesting date but for the Participant's election to defer.

          (2) INVESTMENT ONLY IN STOCK - The Participant's unfunded, unsecured right to receive a number of shares of Stock, equal in value (as of the date the Restricted Stock Deferral Election was made), to the Restricted Stock Deferral Amount will be reflected on the books of the Company. Dividends paid on Restricted Stock, while such Restricted Stock is reflected in the Participant's Restricted Stock Deferral Account, will be credited to the Restricted Stock Deferral Account in the form of additional shares of Stock. The Participant shall not have a right to diversify his Restricted Stock Deferral Account into Investment Alternatives nor to receive cash equal to the value of the Stock reflected in such Restricted Stock Deferral Account.

          (3) VESTING IN THE RESTRICTED STOCK DEFERRAL ACCOUNT - The Participant shall vest in Restricted Stock Deferral Amounts at the time the restrictions that would otherwise apply to the Restricted Stock pursuant to any other agreement between the Company and the Participant lapse, in accordance with the terms of such other agreements.

     C.   STOCK OPTION GAIN ACCOUNT

          (1) STOCK OPTION GAIN AMOUNT - Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, all or a portion of any Qualifying Gains attributable to an Eligible Stock Option exercise, into his or her Stock Option Gain Account. The amount deferred shall be known as the Stock Option Gain Amount(s) and shall be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of shares of Stock upon a Distribution Event in the future. Such shares of Stock would otherwise have been delivered to the Participant, pursuant to the Eligible Stock Option exercise, but for the Participant's election to defer.


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          (2) INVESTMENT ONLY IN STOCK - The Participant's unfunded, unsecured right to receive a number of shares of Stock, equal in value (measured as of the date of exercise of the Eligible Stock Option) to the Stock Option Gain Amount will be reflected on the books of the Company. Dividends paid on Stock while such Stock is reflected in the Participant's Stock Option Gain Account will be credited to the Stock Option Gain Account in the form of additional shares of Stock. The Participant shall not have a right to diversify the balance of his Stock Option Gain Account into Investment Alternatives nor to receive cash equal to the value of the Stock reflected in such Stock Option Gain Account.

          (3) VESTING IN THE STOCK OPTION GAIN ACCOUNT - The Participant shall at all times be one hundred (100) percent vested in his or her Stock Option Gain Account.

VIII. METHOD OF DISTRIBUTION

     A. Distribution of a Participant's Plan Account balance will commence upon the Participant reaching a Distribution Event selected by the Participant on his Deferral Election Forms. The Participant shall have the ability to elect to receive distribution of his or her Plan Account balances as follows:

          (1) COMPENSATION DEFERRAL ACCOUNT BALANCE - The Participant's Compensation Deferral Account balance shall be payable only in the form of cash and shall be distributed in either a lump sum payment or in substantially equal annual installments over a predetermined number of years, selected by the Participant on his or her Compensation Deferral Election Forms. If annual installments are selected by the Participant, the initial installment shall be based on the value of the Participant's Compensation Deferral Account, measured just prior to distribution, and shall be equal to 1/n (where `n' is equal to the total number of annual installments not yet distributed). Subsequent installment shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

          (2) RESTRICTED STOCK DEFERRAL ACCOUNT - The Participant's Restricted Stock Deferral Account balance shall be payable in the form of Stock. Restricted Stock Deferral Account balances shall be distributed in either a lump sum or in equal annual installments over a predetermined number of years selected by the Participant on his Restricted Stock Deferral Election Forms. With respect to Stock, the number of shares of Stock distributed as an annual installment will be equal to the number of whole shares in the Participant's Restricted Stock Deferral Account on the date of the first distribution date, divided by the number of years elected by the Participant. Any fractional shares in the Participant's Restricted Stock Deferral Account will be liquidated on the date of the final installment payment and paid in cash to the Participant.

          (3) STOCK OPTION GAIN ACCOUNT - The Participant's Stock Option Gain Account balance shall be payable only in the form of Stock and shall be distributed in either a lump sum or in equal annual installments of Stock over a predetermined number of years selected by the Participant on his Deferral Election Form. If the annual distribution method is elected, the number of shares of Stock distributed as an annual installment will be equal to the number of whole shares in the Participant's Stock Option Gain Account on the date of the first distribution date, divided by the number of years elected by the Participant. Any fractional shares in the Participant's Stock Option Gain Account will be liquidated on the date of the final installment payment and paid in cash to the Participant.

     B. The annual installments will commence on the business day coinciding with or next following the April 1st subsequent to the Participant's applicable Distribution Event and continuing on each April 1st until all annual installments have been distributed. Lump sum distributions shall be paid by the Sponsor no later than thirty (30) days following the applicable Distribution Event.

     C. A Participant may elect on the Deferral Election Form to receive an immediate distribution of his or her Account balances upon a Change of Control, as defined in SECTION III. The Participant may modify these elections by submitting revised election forms at any time prior to the Change of Control. If the Participant does not elect to receive an immediate distribution of his or her Stock Option Gain Account and/or Restricted Stock Deferral Account, the shares of Stock held in his or her Stock Option Gain Account and/or Restricted Stock Deferral Account will be replaced with shares of stock in the new or acquiring entity, which have an equivalent market value.

IX.  CHANGE IN DISTRIBUTION SCHEDULE

A. DEATH OF PARTICIPANT - In the event of the death of a Participant before distribution of the Participant's Account balance has commenced or been completed, the Trustee shall pay the remaining balance of any deferred amount in one lump sum, to the individual designated as primary beneficiary on the latest executed Notice of Change of Beneficiary form on file, within a reasonable time period but not later than one hundred (100) days after the date of the Participant' s death. If the primary beneficiary designated on the latest executed Notice of Change of Beneficiary form is no longer living at the time of the Participant's death, the Trustee shall pay the remaining balance of any deferred amount in one lump sum to the individual designated as secondary beneficiary on the latest executed Notice of Change of Beneficiary form on file. If the Secondary Beneficiary designated on the latest executed Notice of Change of Beneficiary form is no longer living at the time of the Participant's death, the Trustee shall pay the remaining balance of any deferred amount in one lump sum to the Participant's estate.

     If the Participant wishes to change the beneficiary, the Participant may do so at any time by submitting a new Notice of Change of Beneficiary form to the Committee, which form shall become effective upon receipt by the Committee.

     B. PERMANENT DISABILITY OF THE PARTICIPANT - In the event of permanent disability (as defined below) before distribution of a Participant's Account balance has commenced or been completed, the Trustee upon direction from and approval by the Committee (in its sole discretion) shall be permitted to pay the balance of the Participant's Account in one lump sum. Such payouts shall be made to the Participant or the legal representative of such Participant subject to SECTION XVI C.

          The Participant will be considered permanently disabled for purposes of this Plan if, based on medical evidence, the Committee determines that the Participant (i) is totally disabled, mentally or physically,
          (ii) will remain so for the rest of his or her life; and (iii) is therefore unable to continue to provide his or her services to the Company.

     C. UNFORSEEABLE EMERGENCY - In the event of a Participant's "unforeseeable emergency," the Participant may submit a written petition to the Committee for an early withdrawal from his or her Account balance. The Committee shall have sole discretion in the determination of the merits of petitioner's "Unforeseeble Emergency" petition. Any early withdrawal approved by the Committee shall be limited to the amount necessary to meet the emergency.

          An unforeseeable emergency is severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in the Code) of the Participant, (ii) loss of the Participant's property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

          The need to send a Participant's child to college or the desire to purchase a home are not considered to be unforeseeable emergencies.

     D. CHANGE IN DISTRIBUTION DATE - If a Participant wishes to modify the payment schedule noted in SECTION VIII, he or she must submit a written petition to the Committee for such change. The Committee has sole discretion in whether to permit the requested change. The written petition must be submitted to the Committee at least one (1) year prior to the date the Participant would otherwise be receiving a distribution in accordance with the most recently executed Deferral Election.

     E. EARLY LUMP SUM DISTRIBUTION - Notwithstanding any other provision of this Plan, a Participant may elect to receive a lump sum distribution of all or a portion of the funds accumulated in his Plan Account upon submission of a written request and its approval by the Committee; however, the distribution will be subject to a ten (10) percent early withdrawal penalty. The withdrawal penalty is ten (10) percent of the amount of the lump sum distribution and will reduce such distribution.

X.   OFFSET FOR OBLIGATIONS TO COMPANY

     If the Participant has any debt, obligation or other liability representing an amount owing to the Company or any affiliate of the Company, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Company may offset the amount owing it or any affiliate against the amount of benefits otherwise distributable hereunder.

XI.  LIABILITY OF COMPANY

     Except as provided below, all contributions and distributions to be made as required by this Plan shall be obligations of the Sponsor. On the basis of the information furnished by the Committee, the Trustee shall keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Participants of each Participating Employer.

XII. RIGHTS OF A PARTICIPANT

     Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Company's service or employ or the right to receive any benefits not specifically provided by the Plan.

     Compensation, Qualifying Gain, and Restricted Stock deferred under this Plan will not be segregated from the general funds of the Company, and no Participant will have any claim on any specific assets of the Company. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Company and is not assignable or transferable except to the Participant's estate as defined in SECTION IX.

XIII. AMENDMENT AND TERMINATION

     The Board may amend, modify, or terminate the Plan at any time. No amendment, modification, or termination shall reduce any benefits accrued or rights entitled to by any Participant prior to such amendment, modification, or termination.

XIV. DETERMINATION OF BENEFITS

     See Appendix A.

XV.  NOTICES

     Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.



                                Page of 14 of 17

XVI. GENERAL PROVISIONS

     A. CONTROLLING LAW - Except to the extent superseded by federal law, the laws of the State of Texas shall be controlling in all matters relating to the Plan, including construction and performance thereof.

     B. CAPTIONS - The captions of sections and paragraphs of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

     C. FACILITY OF PAYMENT - Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Committee may select, and any such payment shall be deemed to be payment for such Participant's Account and shall be a complete discharge of all liability of the Company with respect to the amount so paid.

     D. WITHHOLDING OF PAYROLL TAXES - The Company shall withhold from a Participant's Compensation, all federal, state and local income, employment and other taxes required to be withheld by the Company with respect to any deferrals under the Plan, in amounts and in a manner to be determined in the sole discretion of the Company.

     The Company, or the Trustee of the Trust, shall withhold from any distributions made to a Participant under this Plan, all federal, state and local income, employment, and other taxes required to be withheld by the Company or the Trustee of the Trust, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Company and/or the Trustee of the Trust.

     E. ADMINISTRATIVE EXPENSES - All expenses of administering the Plan shall be borne by the Company. No part thereof shall be charged against any Participant's Account or any amounts distributable hereunder.

     F. SEVERABILITY - Any provision of this Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

     G. NO LIABILITIES - Except as otherwise expressly provided herein, no member of the Board of Directors of the Company and no officer, employee, or agent of the Company shall have any liability to any person, firm, or corporation based on or arising out of the Plan, except in the case of gross negligence or fraud.

     H. BINDING ON ALL SUCCESSORS - In the event of a Change of Control, any surviving or acquiring corporation shall (i) assume the Plan and all obligations hereunder, and (ii) agree to substitute shares of common stock of such surviving or acquiring corporation for shares of Stock in this Plan. In the event any surviving or acquiring corporation refuses to assume the terms set out in this section, then each Participant will receive the balance in his or her Compensation Deferral Account in a single lump sum of cash, the balance of his or her Restricted Stock Deferral Account in a single lump sum of Stock or cash, as applicable, and the balance in his or her Stock Option Gain Account in a single lump sum of Stock.

     I. SECTION 16(B) - Notwithstanding any provision to the contrary, Participants who are actually or potentially subject to section 16(b) of the Securities Exchange Act of 1934, as amended, shall be subject to any procedures adopted by the Committee, including without limitation the delay of any payment from a Participant's Restricted Stock Deferral Account and/or Stock Option Gain Account.

     J. SECTION 162(M) DEDUCTION LIMITATION - In the event the Company would be denied a deduction for amounts otherwise payable in any Plan Year to a Participant under SECTION VIII by reason of the application of section 162(m) of the Code, the Committee, in its sole discretion, may reduce any payment otherwise due to such Participant (but not below zero) to the extent necessary to avoid such application of section 162(m) and such amount not paid and the net earnings or dividend equivalents thereon shall be paid to the Participant in the earliest Plan Year(s) in which payment may be made without application of section 162(m).

XVII. UNFUNDED STATUS OF PLAN

     It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I of ERISA. Plan Participants have the status of general unsecured creditors of the Company or any Participating Company. The Plan constitutes a mere promise by the Company to make payments in the future.

     The Company may establish the Trust(s) with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement(s) to be entered into between the Company and the Trustee. The Trust is intended to be treated as a "grantor" trust under the Code and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

XVIII. RIGHTS TO BENEFITS

     A Participant's rights' to benefit payments under the plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiaries.

IN WITNESS WHEREOF, by resolution dated October 10, 2002, the Sponsor has authorized the undersigned officers of Alcon Laboratories, Inc. to execute and implement this Plan.


ALCON LABORATORIES, INC.



By:

/s/ T.R.G Sear
------------------------------
T.R.G. Sear

Date:

October 25, 2002


By:

/s/ Jacqualyn A. Fouse
------------------------------
Jacqualyn A. Fouse


Date:

October 25, 2002

                                   APPENDIX A


I.   DETERMINATION OF BENEFITS

     A. CLAIM - A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the Board of the Company related to the Participant at its then principal place of business.

     B. CLAIM DECISION - Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Company shall adopt a written report, using language calculated to be understood by the Claimant, setting forth:

          (1)  The specific reason or reasons for such denial;

          (2) The specific reference to pertinent provisions of this Plan upon which such denial is based;

          (3) A description of any additional material or information necessary for the Claimant to clarify his claim and an explanation why such material or such information is necessary;

          (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

          (5)  The time limits for requesting a review.

     C. REQUEST FOR A REVIEW - Within sixty (60) days after the receipt by the Claimant of the written report described above, the Claimant may request in writing that the Board review the determination of the Company. Such request must be addressed to the Board's principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company's determination by the Board within such sixty (60) day period, he shall be barred and stopped from challenging the Company's determination.

     D. REVIEW OF DECISION - Within sixty (60) days after the Board's receipt of a request for review, they will review the Company's determinations. After considering all materials presented by the Claimant, the Board will render a written report, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.


                                  Page 2 of 2